Exhibit 99.1

Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com

FOR IMMEDIATE RELEASE

Contact:

Geoffrey Buscher

Investor Relations

425-265-2472

investorrelations@intermec.com

INTERMEC ANNOUNCES EXECUTIVE TRANSITION

EVERETT, Wash., June 7, 2011 – Intermec Inc. (NYSE:IN) today announced that Janis L. Harwell, Intermec’s Senior Vice President, General Counsel and Corporate Secretary, and Senior Vice President, Strategy, has resigned from her position at the company to pursue personal business interests in the Seattle area that are unrelated to Intermec’s current products or services.

During her nearly 7 years with Intermec, Harwell has been a key member of the executive team and has provided valuable and effective leadership during her tenure. Her departure will be effective on June 30, 2011. Intermec has begun a search for her successor with the assistance of an executive search firm. In the interim, Mary Brodd, Senior Corporate Counsel and Assistant Secretary, will act as General Counsel and Corporate Secretary.

“Janis has been instrumental in guiding us through our evolution as a provider of hardware, software and managed solutions for an expanding range of deployment environments,” said Patrick J. Byrne, Intermec President and CEO. “We thank her for her commitment to our company and wish her all the best with her new endeavors.”

Ms. Harwell added, “As I leave to pursue personal business interests, I am grateful to Pat and all of our talented and passionate colleagues at Intermec. It has been a privilege and an honor to serve Intermec, its shareholders, customers and employees.”

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About Intermec, Inc.

Intermec Inc. (NYSE:IN) develops and integrates products, services and technologies that identify, track and manage supply chain assets and information. Core technologies include rugged mobile computing and data collection systems, bar code printers, label media, and RFID.

The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.